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                                                                    EXHIBIT 10.8
A-55(R)                            A-55 L.P.
CLEAN FUELS                 Corporate Headquarters


July 1, 1998


Dr. Thomas Houlihan
3851 Irongate Lane
Bowie MD 20715


Dear Dr. Houlihan:

I am pleased to offer you a position as Senior Vice- President, Power Markets Division for A-55(R) Limited Partnership (A-55(R) L.P.), beginning July 1, 1998. Your time will be compensated at the rate of $ 15,000 per month, (annualized salary of $ 180,000) as earned, paid bi-weekly. As a salaried staff member with full benefits, you will be exempt from any overtime payment but, you will be able to participate in all incentive programs of A-55(R) L.P.

As Senior Vice-President of the Power Markets Division of A-55(R) L.P., you will report directly to the President of the Division, or in his absence, to the Chairman of A-55(R) L.P. Your main duties for A-55(R) L.P. shall include, but will not necessarily be limited to, the following:

- As a senior marketing and sales executive within the Division, responsibility for direct sales activities, customer service and customer relations for power customers assigned to you.

- Coordinating with the President of the Division all manufacturing and engineering activities necessary to support his marketing efforts.

- Other miscellaneous duties and responsibilities as assigned.

As an exempt salaried employee, you will be paid for holidays and vacation, and will receive term life insurance, all as stated in the A-55(R) L.P. Employee Handbook. Furthermore, you will be eligible to participate in the A-55(R) L.P.'s 401 (k) and Cafeteria Plans. A-55(R) L.P. will pay for your medical and vision insurance beginning August 1, 1998. The company will pay the expenses of moving your household goods (including the cost of moving one vehicle). You must submit two bids to the Company and the Company has the right to pick from the two or secure a third.


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As Senior Vice-President of the Power Markets Division of A-55(R) L.P., you will be included in the A-55(R) L.P. Incentive Compensation Plan and Stock Option Plan. I wish to emphasize that these plans have been discussed in general terms by management but are subject to final approval and, of course, may be change from time to time. Finally, you will be included on the "friends and family" list of the Company, thereby eligible to purchase stock of the Company at its initial public offering for the initial price and up to 5000 shares.

You should understand that your employment at A-55(R) L.P. is at will and for an indefinite period of time and that salary payments, benefits, and working conditions may change at any time. As a condition of employment you will be required to sign an A-55(R) L.P. Secrecy Agreement. A copy of this Agreement is attached for your review.

If the above terms and conditions of employment are acceptable to you, please sign below.

WELCOME TO THE A-55(R) L.P. TEAM.


Sincerely,



      /c/ Rudolf W. Gunnerman
-----------------------------
Mr. Rudolf W. Gunnerman
Chairman



      /c/ Thomas Houlihan
-----------------------------
Dr. Thomas Houlihan



Accepted by:



      /c/ Rudolf W. Gunnerman
-----------------------------
Mr. Rudolf W. Gunnerman
Chairman



RWG:sl

CC:  Dir., H.R.



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